GRANT AGREEMENT
(Non-Qualified Share Options/Tandem SARs)

THIS AGREEMENT, executed this 18th day of November, 2013 (in respect of a grant made the 5th day of April 2013) by and among Telesat Holdings Inc. (the “Company”), Telesat Canada (the “Employer”), Paul D. Bush (the “Participant”), and for the purposes of Sections 10, 11, 12 and 13 only, Loral Space & Communications Inc. (“Loral”) and the Public Sector Pension Investment Board (“PSP”), and only for the purposes of Section 15, 4440480 Canada Inc. (the “Special Purchaser”).

WHEREAS, the Company has adopted and maintains the Telesat Holdings Inc. 2013 Management Stock Incentive Plan (the “Plan”) to promote the interests of the Company and its Affiliates and shareholders by providing the Company and its Affiliates’ key employees with an appropriate incentive to encourage them to continue in the employ of and provide services for the Company or its Affiliates and to improve the growth and profitability of the Company and its Affiliates; and

WHEREAS, the Plan provides for the Grant to Participants in the Plan of Non-Qualified Share Options and Tandem SARs to purchase Shares of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Incorporation of Plan. All terms, conditions and restrictions of the Plan, including the Accession Agreement, and the Employment Agreement are incorporated herein and made part hereof as if stated herein and the terms hereof are incorporated in the Plan as it applies to the Participant. If there is any express conflict between the terms and conditions of the Plan and this Grant Agreement, the terms and conditions of this Agreement shall govern. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.

2. Grant of Options. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company and the Employer hereby grant to the Participant a NON-QUALIFIED SHARE OPTION with respect to 395,000 Shares (the “Option”).

3. Grant of Tandem SARs.

(a) Each Option shall be accompanied by a TANDEM SAR at the SAR Base Price (per Share). The Tandem SAR constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Participant a combination of Shares and cash (as determined by the Committee, in its discretion, subject to the provisions of this Section 3) at the time such Tandem SAR is exercised, equal in value to the excess, if any, of the Fair Market Value per Share over the SAR Base Price per Share of the Tandem SAR. In no event shall the amount of such excess that the Company shall deliver (or cause to be delivered) to the Participant in cash exceed the minimum mandatory statutory amount of withholding taxes due to the applicable Canadian federal and provincial taxing authorities with respect to the exercise of the Tandem SAR (the “Minimum Withholding Amount”).

(b) The Participant may exercise the Tandem SAR, in whole or in part, pursuant to the terms of the Plan and the Grant Agreement provided that, if Section 3(c) below applies no less than fifteen (15) business days (and no more than thirty (30) business days) in advance of the effective date of the proposed exercise the Participant shall give the Committee written notice of his intention to exercise the Tandem SAR, in whole or in part, and the number of Shares underlying the Option involved. Upon receipt of such notice, the Committee shall promptly notify the Participant whether the Company is prohibited by applicable law or prohibited under any credit agreement (or other debt agreement) applicable to the Company from (x) permitting such exercise of the Tandem SAR, in whole or in part, or (y) from making the payment of the amounts in accordance with Section 3(c) below (an “Applicable Restriction”) at the time the Participant provides the notice of an intent to exercise. In the case of an Applicable Restriction, the Participant shall not be permitted to exercise the Tandem SAR, in whole or in part, to the extent restricted by the Applicable Restriction, but may, but shall not be obligated to, exercise all or part of the Option and utilize the Special Purchase Rights (as described in Section 15(b)) with regard to the amounts necessary to pay the Exercise Price and the Minimum Withholding Amount (provided that the Special Purchase Rights shall not be available if both (x) the Company’s public common shares are publicly traded and (y) Participant is otherwise free to sell the Shares acquired under the Option). Any exercise of all or part of the Tandem SAR or use of the Special Purchase Rights shall be accomplished within thirty (30) business days after notification by the Committee that exercise of the Tandem SAR is or is not permitted. If the exercise or utilization is to occur thereafter, a new notice of intent to exercise shall be required.

(c) Notwithstanding Section 3(a) but subject to Section 3(b), if exercise of a Tandem SAR, in whole or in part, occurs during employment (while Cause does not exist and there is no current intent to voluntary resign without “Good Reason” (as defined in the Participant’s Employment Agreement)) or following a Termination of Employment other than a termination for Cause or a voluntary termination without Good Reason, and is not prohibited by Section 3(b), the Minimum Withholding Amount shall be delivered in cash. The remainder of such excess shall be delivered in Shares. Fractional Shares will not be delivered and the number of Shares to be delivered upon any exercise by the Participant of the Tandem SAR, in whole or in part, granted herein shall be rounded up to the nearest whole Share and the amount of cash to be delivered to the Participant upon such exercise shall be rounded down. Until such delivery, the Participant has only the rights of a general unsecured creditor and no rights as a shareholder of the Company in respect to such Shares.

4. Option/Tandem SAR: The Tandem SAR shall vest, become exercisable, and terminate at the same times and under the same terms as the Option granted herein. The exercise of all or part of the Option shall cause the same proportion of the Tandem SAR to automatically terminate and the exercise of all or part of the Tandem SAR shall cause the same proportion of the Option to automatically terminate. Only the Option or the Tandem SAR, and not both, may be exercised in whole or in part at any time.

5. Grant Date. The Grant Date of the Award hereby granted is April 5, 2013.

6. Exercise Price. The Exercise Price of each Share underlying the Option hereby granted is CAD$24.20.

7. Grant Term. Subject to the terms of the Plan and Section 14 hereof as to earlier termination of the exercise period of the Award, the exercise period of the Award shall expire ten (10) years from the Grant Date.

8. Vesting. Notwithstanding Section 5 of the Plan, the Option shall become vested and exercisable as to twenty percent (20%) of the Shares underlying the Option on each of the first five (5) anniversaries of October 31, 2012, subject in all cases to the Participant’s continued Employment as of such anniversary as provided in the Plan, except as modified by Section 14 of this Grant Agreement.

9. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any party under this Grant Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Grant Agreement, or any waiver on the part of any party or any provisions or conditions of this Grant Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

10. Limitation on Transfer. No Shares obtained pursuant to the exercise of the Award granted herein shall be transferred except subject to the terms set forth in Schedule A hereto.

11. Drag-Along Rights in Respect of Shares Issuable Upon Exercise of the Award.

(a) Provided that Loral or PSP and their respective Affiliates and their Permitted Transferees (as defined in the Unanimous Shareholder Agreement) (such shareholders and their respective Affiliates and Permitted Transferees being referred to in this Agreement as the “Relevant Shareholders”) collectively hold a number of Equity Shares of the Company which is not less than 25% of the total number of Equity Shares then outstanding on a fully diluted basis, if a Relevant Shareholder proposes to Transfer to any person (the “Drag-Along Transferee”) at arm’s length from such Relevant Shareholder (for purposes of this Section 11 only, any such Relevant Shareholder that is proposing such Transfer, a “Selling Shareholder”) some or all of the Equity Shares then held by the Selling Shareholder, in a bona fide transaction (a “Drag-Along Sale”), then the Selling Shareholder(s) may elect (a “Drag-Along Election”) to require the Participant (but provided that all Participants are being similarly required with regard to their fully vested Equity Shares but not necessarily unvested Equity Shares) to sell to the Drag-Along Transferee up to that number of Shares issued upon exercise of any vested Award equal to the product of (such product being the “Draggable Amount”) (x) a fraction, the numerator of which is the number of Equity Shares (on a fully diluted basis) as is proposed to be sold by the Selling Shareholder(s) and the denominator of which is the aggregate number of Equity Shares (on a fully diluted basis) owned as of the date of the Drag-Along Notice (as defined below) by all Relevant Shareholder(s), and (y) the number of Shares resulting from the exercise of all Awards held by the Participant, whether then exercised or unexercised and whether vested or unvested, as of the date of the Drag-Along Notice, at the purchase price and upon the other terms and subject to the conditions of the Drag-Along Sale (including the kind and amount of consideration to be paid for such Equity Shares), all of which shall be set forth in the Drag-Along Notice. To the extent that the number of Shares issued upon exercise of any vested portion of any Award that is held by the Participant is less than the Draggable Amount calculated pursuant to this section, a portion of the Award (but not more than the amount necessary such that 50 percent of Participant’s Award (inclusive of previously vested amounts) shall be vested) not otherwise vested and exercisable shall become vested and exercisable based on the earliest thereafter vesting tranches being vested before later vesting tranches and the Participant shall be required, conditioned on the closing of the Drag-Along Sale, to exercise such portion of such Award and Transfer the resulting Shares in the manner provided in the previous sentence. Without any obligation to do so, the Company may elect to vest an amount of such unvested Options up to the amount necessary to reach the Draggable Amount (in such order as the Company shall elect) and such Options shall then be treated as vested for purposes of the Drag-Along Sale. The Participant shall be responsible to the Selling Shareholders for the Participant’s pro rata share of a reasonable estimate of the out-of-pocket transactional expenses to be paid by the Selling Shareholders, as determined by the Selling Shareholders, incurred in connection with the Drag-Along Sale. Without limiting the foregoing liability, the Selling Shareholders shall be entitled to agree with the purchaser for the payment of such pro rata share directly, to the Selling Shareholders out of sale proceedings.

(b) The rights set forth in Section 11(a) shall be exercised by the Selling Shareholder giving written notice by delivery of a true and complete copy of the offer to purchase from the Drag-Along Transferee together with all relevant agreements (the “Drag-Along Notice”) to each Participant which shall specifically identify the identity of the proposed Drag-Along Transferee, the number of Equity Shares proposed to be sold to the Drag-Along Transferee, the purchase price therefore, the material terms and conditions of the proposed Drag-Along Sale and the proposed closing date of the Drag-Along Sale.

(c) The Selling Shareholders may assign to the Drag-Along Transferee their rights under this Section 11 and Section 12 hereof, and in such event, the Drag-Along Transferee shall be treated as if it is the Selling Shareholder thereafter.

(d) This Section 11 shall not apply to sales made in connection with an Initial Public Offering or other sales made into the public market.

12. Tag Along Rights in respect of Shares Issuable Upon Exercise of the Award. No Relevant Shareholder shall sell, offer to sell or agree to sell any Equity Shares (other than (i) sales of Equity Shares by a Relevant Shareholder to any other Relevant Shareholder, (ii) sales made in connection with an Initial Public Offering or other sales made into the public market, (iii) sales of Equity Shares by a Relevant Shareholder(s) to its or their Affiliate or to an Affiliate of the other, (iv) a sale by PSP (or an Affiliate) of Equity Shares to a shareholder who through such sale acquires a right to nominate directors of the Company but not a proportionate share of PSP’s Equity Interest, (v) a transfer to a Permitted Transferee as defined in Section 7.04(l) of the Unanimous Shareholder Agreement, (vi) in a PSP Sell-Down (as defined in the Unanimous Shareholder Agreement) or (vii) sales aggregated with all other Transfers by Relevant Shareholders of less than 5% of Equity Shares collectively owned by all Relevant Shareholders as of the Grant Date, unless the applicable offer is in writing and provides, as a condition precedent to its completion, that the proposed purchaser grants to the Participant the right to require the proposed purchaser to purchase, at the discretion of the Participant, some or all of that proportion of the Shares owned by the Participant and issued upon exercise of the Award, plus Shares of the Participant issuable upon exercise of the Award whether or not vested, as is equal to the product of (x) a fraction (not to exceed one-half), the numerator of which is the numerator of Equity Shares as is proposed to be sold by the Relevant Shareholder(s) who are proposing such sale (for purposes of this Section 12 only, such Relevant Shareholder, a “Selling Shareholder”) and the denominator of which is the aggregate number of Equity Shares then owned by all Relevant Shareholders and (y) the number of Shares then owned by the Participant and issued upon the exercise of the Award plus the number of Shares issuable upon the exercise of the Award whether or not vested, at a price per Share, and upon the other terms and subject to the other conditions (including kind and amount of consideration) as is set forth in the offer to the Selling Shareholder(s) (a “Tag-Along Sale”). The Selling Shareholder(s) shall give notice of any proposed sale to the Participant and shall permit the Participant to have not less than 20 days to accept such offer in a manner which permits the Participant to specify the number of Shares which the Participant wishes to sell. To the extent necessary in order to effect the Tag-Along Sale (and only to such extent), and conditional upon the closing of the Tag-Along Sale, any portion of the Award of the Participant not vested and exercisable shall become vested and exercisable to the extent that the Shares issuable upon such exercise may be included in the Tag-Along Sale based on the earliest unvested tranches vesting first. The completion of the sale of such Shares by the Participant shall be subject to completion of the sale of Equity Shares by the Selling Shareholder(s) and vice versa. If the Participant exercises tag-along rights pursuant to this Section 12, the Participant shall be responsible to the Selling Shareholders for his pro rata share of a reasonable estimate of the transactional expenses of the Selling Shareholders, as determined by the Selling Shareholders, in connection with the Tag-Along Sale, and the Selling Shareholders shall be entitled to agree with the purchaser for the payment of such pro rata share of the reasonable estimate of the transactional expenses, as determined by the Selling Shareholders, to the Selling Shareholders. If any transfer of Equity Shares to a Permitted Transferee or Affiliate is exempt from this Section 12, as set forth above, as a condition of such Transfer, the transferee shall agree that any subsequent Transfer of such Equity Shares shall be subject to this Section 12. In the case of any initial public offering in which a Selling Shareholder transfers an Equity Interest, Participant shall be entitled to the vesting acceleration described in this Section 12 as though such transfer were subject to this Section 12, with regard to the unvested Awards necessary to be vested and exercised to sell the Shares in the initial public offering pursuant to Item (iv) of Schedule A and Participant shall have no rights to tag along on any public offering under this Section 12 (but shall have the rights under Item (iv) of Schedule A).

13. Sale Procedures

(a) In connection with any Drag-Along Sale, or any Tag-Along Sale which the Participant agrees to accept, all Participants shall be obligated, if applicable and if permitted by law, to vote (or consent in writing, as the case may be, in respect of) all Shares held by them in favour of any Drag-Along Sale or Tag-Along Sale being effected by merger, amalgamation, consolidation, plan of arrangement, share sale, asset sale or other type of business combination requiring shareholder approval and the Participant shall in all other respects support the transaction contemplated by the Drag-Along Sale or Tag-Along Sale and shall be obligated to take all reasonable actions and to reasonably cooperate in the consummation of the transaction contemplated thereby and shall execute all documents, including a sale, purchase, amalgamation, reorganization or merger agreement, reasonably requested by the Selling Shareholder(s) containing the terms and conditions of the Drag-Along Sale or Tag-Along Sale; provided, however, that such terms and conditions shall include the following: (i) any representations and warranties from the Participants shall be on a several and not joint basis; and (ii) the maximum liability of each Participant (other than for fraud or intentional misrepresentation as to ownership or the existence of a lien) under such Drag-Along Sale or Tag-Along Sale transaction shall be limited to the purchase price received by such Participant.

(b) No Participant shall exercise any rights of appraisal or dissent rights that such Participant may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with any Drag-Along Sale or Tag-Along Sale or any proposal that is necessary or desirable to consummate the Drag-Along Sale or Tag-Along Sale.

(c) All Transfers of Shares, including Shares issuable upon exercise of the Award to the Drag-Along Transferee pursuant to Section 11 or the Tag-Along Transferee pursuant to Section 12, shall be consummated contemporaneously on the closing date specified in the Drag-Along Notice or offer of Tag-Along Sale and, if any Participant shall not have taken such steps as are necessary to Transfer Shares and/or exercise the Award to be exercised as provided above in Section 11, in order for the Shares to be so Transferred, such Participant shall be deemed to have appointed each Selling Shareholder as his true and lawful attorney in fact to take all such actions and to sign all such documents as are necessary or, in the reasonable view of the Selling Shareholder, desirable in order to effect such Transfer. In such event, the Selling Shareholder shall hold the purchase price for such Shares in trust for the Participant, pending acknowledgement in writing of the Transfer by the Participant.

14. Revised Vesting and Exercise Time Period.

(a) The Award will vest, in full, if the Participant’s employment is terminated by the Company without Cause or by the Participant with Good Reason within the two-year period immediately following a Change of Control.

(b) Instead of the provisions set forth in Section 5.4.2 of the Plan, the following provisions will apply:

(i) (A) upon termination of the Participant’s employment by the Participant without Good Reason at any time (x) before October 31, 2014, (y) between November 1, 2014 and October 31, 2015, if Daniel Goldberg ceases to be employed by the Company for any reason within six (6) months prior to such termination or (z) if Cause exists at the time of such termination, or (B) upon termination of the Participant’s employment by the Company for Cause at any time, the Award, whether vested and exercisable on or prior to the date of such termination, or not, shall immediately as of such date of termination be forfeited.

(ii) upon termination of the Participant’s Employment by the Company at any time without Cause, or by the Participant for Good Reason, the portion of the Award that would have become vested in the one-year period immediately following the date of termination shall immediately become vested and exercisable, in full, and shall continue to be exercisable for a period of 180 days following such date, and thereafter shall be forfeited.

(iii) if the Participant’s Employment terminates as a result of death or Disability of the Participant, the portion of the Award that would vest within one year of the date of termination of employment shall immediately vest.

(iv) in the event of the death or Disability Termination of the Participant, the vested portion of the Award shall continue to be exercisable for a period of one year from the Participant’s termination of employment as a result of death or Disability, and thereafter shall be forfeited.

(v) upon termination of the Participant’s Employment by the Participant without Good Reason at any time on or after October 31, 2009 (except as provided in Section 14(b)(i)(A)(y) or (z)), the vested portion of the Award shall be exercisable for a period of 90 days following such date, and thereafter shall be forfeited.

(c) The provisions of Section 14(b) above shall be subject to Section 5.8.2 of the Plan as to termination of exercise periods to the extent not based on termination of Employment.

15. Restriction on Call Rights and Purchase.

(a) Notwithstanding Section 5.9.3 of the Plan, the call rights of the Company as set out in Section 5.9.3 of the Plan generally shall not apply if the Participant is terminated by the Company without Cause or the Participant’s Employment is terminated by the Participant for Good Reason; provided, that (a) such call rights shall fully apply to Shares that have become issuable upon the exercise of the portion of the Award which has vested and become exercisable solely as a consequence of such termination of employment (on the terms specified in Section 5.9.3 of the Plan) and (b) such call rights may be exercised in respect of any Shares held by the Participant during the six-month and one day period commencing on the later of: (i) the date the Board, acting in good faith, becomes aware that the Participant has become employed by, or is otherwise providing services to, a Competitor (as defined in Schedule “A” hereto) with the date of such determination by the Board being treated under Section 5.9.3 of the Plan as if it was the date of termination of employment (in such case, the call right may be exercised at the Fair Market Value of the Shares on the date of exercise) or (ii) the exercise date of the Award. Notwithstanding Section 5.9.3 of the Plan, in the event that the Participant’s employment terminates, other than for Cause or voluntarily without Good Reason, the Company may not satisfy the purchase price under the call rights by issuing a promissory note to Participant. Notwithstanding anything to the contrary in the Plan, any reference to “Grant Date” in Section 5.9.3 of the Plan shall be deemed to refer to “October 31, 2012.” In the event the Participant  voluntarily terminates employment between November 1, 2014 and October 31, 2015 and if Daniel Goldberg ceased to be employed by the Company for any reason within six (6) months prior to such termination, the provisions of Section 5.9.3 of the Plan shall apply as if the termination was prior to November 1, 2014. Upon exercise of the Company of its call right, such call right shall immediately be deemed to have been assigned to, and exercised by, the Special Purchaser (as described in Section 15(b)).

(b) In the event that (i) the Committee delivers to the Participant a notice that the Company is subject to an Applicable Restriction, but the Company gives the Participant written confirmation that the purchase by the Special Purchaser of the Shares represented by the Tandem SAR is permitted, and does not create a default under its or the Company’s credit agreement (or other debt agreements), or (ii) the call right of the Company is available pursuant to Section 15(a) and the Company exercises such right pursuant to Section 5.9.3 of the Plan, the Special Purchaser shall purchase from the Participant all Shares issuable upon exercise of the Award, or all of the Shares represented by that portion of the Tandem SAR which cannot be exercised pursuant to Section 3(b), or all Shares in respect of which such call rights have been exercised pursuant to Section 5.9.3 of the Plan, as the case may be, on the date set out for such purchase as provided in Section 3(b), or as provided in Section 5.9.3 of the Plan, as the case may be, and for the purchase price therein provided. On such date, the Shares shall be purchased by the Special Purchaser, and shall thereafter be transferred, along with the obligation of the Special Purchaser to pay for the Shares, to a subsidiary of the Special Purchaser, which shall be wound up into the Company. The Company agrees to the acquisition of such subsidiary by the Company from the Special Purchaser for nominal consideration and to the winding up of such subsidiary into the Company. The purchase price for the Shares shall be paid by the Company within ten (10) business days after completion of the winding-up of such subsidiary into the Company, which shall occur promptly after exercising the call right.

16. Fair Market Value. Fair Market Value under the Plan for purposes of any call and for purposes of Section 3 shall be determined without any discount for minority interest or illiquidity. In addition, if the Participant does not agree with the Fair Market Value as determined by the Board pursuant to the Plan and this Section 16, the Participant shall notify the Board in writing of such objection within fifteen (15) days of receipt of written notice of such Fair Market Value, and shall provide to the Board his own determination of Fair Market Value in writing no later than thirty (30) days of such receipt. The Board shall submit both determinations of Fair Market Value to an investment banker or valuation service agreed upon in good faith by the Board and the Participant (an “Appraiser”) to choose one of the two determinations as a more appropriate valuation of the Fair Market Value of the Shares. All fees of the Appraiser shall be paid (a) by the Company if the Appraiser chooses the Participant’s determination of Fair Market Value, and (b) by the Participant if the Appraiser chooses the Board’s determination of Fair Market Value.

17. Dividends. In the event that the Company pays a dividend to the holders of its Equity Shares, the Board will provide for the crediting of a notional account established on the books and records of the Company (the “Notional Account”) for the Participant (but such Notional Account shall not be established and the Participant shall have no rights hereunder to the extent it would not be permitted under Section 409A of the Code) an amount equal to (a) the per-share dividend payable to holders of its Equity Shares multiplied by (b) the number of Shares subject to the Award on the payment date; provided, that, notwithstanding the foregoing, the Participant may elect, upon notice of an impending dividend, and in lieu of some or all of the amount credited to the Notional Account, to have the Board adjust in its good faith determination the (i) Exercise Price with respect to the Option, (ii) the SAR Base Price with respect to the Tandem SAR, and/or (iii) the number of Shares subject to the Award, or to have the Board otherwise substitute such Award, in any case so as to prevent dilution or enlargement of rights, and provided that such adjustment or substitution, and any election to adjust or substitute, is done in accordance with and only to the extent permitted by the provisions of (1) Sections 409A and 424 of the Code, to the extent the Participant is subject to taxation in the U.S., and/or (2) Sections 7(1.4) or proposed Sections 110(1.7) and (1.8), to the extent such Sections become effective and apply to any such adjustment or substitution, of the Income Tax Act (Canada), to the extent the Participant is subject to taxation in Canada. Amounts credited to the Participant’s Notional Account will be distributed at the time of vesting of the Award. On the date and to the extent a portion of the Award is forfeited, a Participant will forfeit any amounts remaining in his Notional Account and which are attributable to such forfeited portion of the Award.

18. Share Repurchasing. In the event the Company repurchases or offers to repurchase its Shares from both Loral or PSP or their respective Affiliates, or their respective permitted transferees, on a substantially pro rata basis, the Company shall also offer to repurchase Shares from Participant on the same basis to the extent such offer is legally permitted. Such pro rata portion shall be based on all Shares issued to Participant and all Awards outstanding that were granted to Participant, whether vested or unvested. Participant shall accept such offer within ten (10) business days of its being made or shall be deemed to have rejected such offer and, if accepted, the sale and purchase shall close at the same time as the closing of the stock purchase from Loral and PSP or their respective Affiliates. To the extent necessary to permit the sale, additional Awards shall vest in order of the next vesting tranches.

19. Taxes and Withholding. No later than the date of exercise of the Award granted hereunder, the Participant shall pay to the Company or make arrangements satisfactory to the Board regarding payment of any Canadian federal, provincial, and local taxes applicable to the Participant, of any kind required by law to be withheld upon the exercise of such Award. In the event the Participant exercises the Tandem SAR, then the Participant shall satisfy the Minimum Withholding Amount due upon exercise of the Tandem SAR by having the Company remit to the appropriate taxing authority the cash to which the Participant is entitled upon exercise of the Tandem SAR pursuant to Section 3 above. Notwithstanding the foregoing, the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Participant any Canadian federal, provincial, and local taxes of any kind required by law to be withheld upon the exercise of such Award.

20. Integration. This Grant Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof, including the Employment Agreement, contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth in this Grant Agreement, in the Employment Agreement and in the Plan. This Grant Agreement, the Employment Agreement and the Plan, supersede all prior agreements and understandings between the parties with respect to its subject matter.

21. Counterparts. This Grant Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

22. Governing Law. This Grant Agreement shall be governed by and construed and enforced in accordance with the laws of the Province of Ontario, Canada without regard to the provisions governing conflict of laws.

23. Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan, including the Accession Agreement attached thereto as Exhibit A. The Participant hereby acknowledges that all reasonable decisions, determinations and interpretations of the Board in respect of the Plan, this Grant Agreement and the Award shall be final and conclusive. The Participant further acknowledges that, prior to the existence of a Public Market, no exercise of the Award or any portion thereof shall be effective unless and until the Participant has executed an Accession Agreement and the Participant hereby agrees to be bound thereby. The Participant acknowledges that, among other provisions, the Plan contains a “call-right” and agrees that such “call-right” may be exercised by the Company or its designee (with the Company having the right to enforce the right of the designee).

24. Limitation on Liability. The Participant acknowledges that only the Special Purchaser, its subsidiary to which the Share and the obligations to pay for the Shares are transferred and the Company shall be liable or responsible to the Participant in respect of the purchase of the Shares under the provisions of this Agreement related to actions of the Company, the Special Purchaser and its subsidiary, and no direct or indirect shareholder of the Special Purchaser or any director or officer of the Special Purchaser or such subsidiary shall be liable with respect thereof (except as expressly provided hereunder).

IN WITNESS WHEREOF, the Company, the Employer, Participant, Loral, and PSP have each caused this Grant Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Grant Agreement on his own behalf, thereby representing that he has carefully read and understands this Grant Agreement, the Plan and the Accession Agreement as of the day and year first written above.

Telesat Holdings Inc.
By:	/s/ V. Peter Harder

Telesat Canada
By:	/s/ V. Peter Harder

Loral Space & Communications Inc.
By:	/s/ Avi Katz

Public Sector Pension Investment Board
By:	/s/ James Pitman; /s/ Frederic Despars

4440480 Canada Inc.
By:	/s/ Avi Katz

/s/ Paul D. Bush

Paul D. Bush

SCHEDULE “A”
TO THE GRANT AGREEMENT

The Participant may not transfer any Shares or other securities received upon the exercise of the Award, or Shares resulting from the conversion of the Shares into other Equity Shares, or any interest therein, (in this Schedule A, “Shares”) to any person except as permitted herein:

(i)	The Participant may transfer Shares to a Permitted Transferee as defined in Section 5.5 of the Plan (with the prior consent of the Board, which consent may be withheld in the Board’s sole discretion), or to a Canadian immigration trust, subject to compliance with the conditions precedent set out in Section 5.6 of the Plan, modified as need be to contemplate a transfer of Shares, instead of a transfer of an Award;

(ii)	Prior to the completion by the Company of an Initial Public Offering for Equity Shares of the Company, there shall be no transfer of Shares except as provided in (i) above, or as otherwise expressly provided in the Grant Agreement.

(iii)	After the completion of an Initial Public Offering for Equity Shares of the Company, the Participant shall be entitled to sell without restriction the Selldown Percentage of Shares acquired by the Participant upon exercise of the Award (and Shares subject to the Award which have vested). The “Selldown Percentage” shall equal (a) the percentage of all Equity Shares as shall have been sold by PSP or Loral (and their Permitted Transferees as defined in the Accession Agreement) in the Initial Public Offering or after the Initial Public Offering (other than sales to PSP, Loral or a Permitted Transferee as defined in the Accession Agreement) relative to the number of Equity Shares held by PSP and Loral immediately prior to the Initial Public Offering or (b) 100% if PSP, Loral and their Permitted Transferees (as defined in the Accession Agreement) cease to hold at least 70% of all Equity Shares following the Initial Public Offering.

(iv)	The Participant shall be entitled to participate in any public offering of Common Shares of the Company including an initial public offering in the manner provided in Sections 6.03 and 6.04 of the Unanimous Shareholders Agreement, but with the status only of “Included Holder” as defined in Section 6.03, provided that in no event shall the number of shares subject to such participation exceed the Selldown Percentage.

(v)	References on this Schedule to PSP or Loral shall also include their respective subsidiaries owning Equity Shares.

(vi)	Definitions:

“Competitor” is any corporation, firm, partnership, proprietorship or other entity which engages in the Satellite Business (as defined below) in any of the same countries, states, provinces or other political subdivisions of countries in which the Company or its Subsidiaries are engaged in the Satellite Business as of the date of Participant’s termination of employment and is a material competitor of the Company (or its Subsidiaries) in such countries, states, provinces or other political subdivisions of countries with respect to a material amount of Satellite Business of the Company and its Subsidiaries (what is material being determined based on the 5-year business plan in effect for the Company and its Subsidiaries as of the date of Participant’s termination of employment).

“Satellite Business” shall mean the business of communication of electronic video, data, voice or other information by transmission by satellite operating in the Fixed Satellite Service frequencies for hire in any of the geographic areas in which the Company or its Subsidiaries operate such Fixed Satellite Service frequencies as of the date of Participant’s termination of employment.